Exhibit 10.6

May 8, 2013

Keith B. Nolop, M.D.

18070 Knight Drive

Castro Valley, CA 94546

Re:	Employment Letter

Dear Dr. Nolop:

Kite Pharma, Inc. (“Kite” or the “Company”) is pleased to offer you the position of Chief Medical Officer on the following terms and conditions:

1.	Title; Reporting; Duties.

(a)	You shall serve as Chief Medical Officer of the Company and shall have such powers and perform such duties as are customarily performed by the Chief Medical Officer of a similarly situated company including, but not limited to:

(i)	Developing and executing the Company’s clinical development strategy for the US and international markets;

(ii)	Being responsible for developing strategic and tactical clinical plans, protocols and investigator selections for clinical development activities (CROs);

(iii)	Developing relationships with external clinical leaders and key opinion leaders in appropriate research fields to identify new product ideas as well as potential problem areas;

(iv)	Establishing appropriate advisory panels comprised of leading clinicians in the field, as required;

(v)	Working closely with the regulatory team to bring product candidates through the clinical program in preparation for IND/NDA submission;

(vi)	Developing an infrastructure to support objectives consistent with the Company’s business plans;

(vii)	Preparing clinical plans and timelines for each project, from Phase I to III/IV in collaboration with regulatory team;

(viii)	Developing and maintaining collaborations with outside clinical investigators, CROs, researchers and consultants to ensure appropriate development of the Company’s therapeutic strategies and a flow of new clinical research and development concepts and strategies, specifically with the NCI Surgery Branch;

(ix)	Recruiting and managing clinical development team and assuming responsibility for financial resources within approved plans and budgets;

(x)	Participating in business development activities;

(xi)	Representing Kite at FDA, EMEA and other regulatory agencies;

(xii)	Gaining knowledge of competitors and clinical and other developments in relevant therapeutic areas;

(xiii)	Representing the Company at scientific conferences, presentations, industry and investment groups;

(xiv)	Establishing partnerships with the international scientific and medical community; and

(xv)	Participating and representing the Company as necessary in partnering and financing activities (presentations, due diligence, etc.).

(b)	You shall also have such other powers and duties as may be from time to time directed by the Chief Executive Officer of Kite, provided that the nature of your powers and duties so prescribed shall not be inconsistent with your position and duties herein.

(c)	You shall devote substantially all of your business time, attention and energies to the business and affairs of Kite and shall not during the term of your employment be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance of your duties or your availability to perform such duties or that will adversely affect, or negatively reflect upon, Kite.

(d)	You shall report directly to Kite’s President and Chief Executive Officer.

(e)	Your duties shall be performed primarily at Kite’s office, which is currently located 10924 Le Conte Avenue, Los Angeles, CA.

2.	Start Date. Your employment shall commence on May 27, 2013, or such other date as may be agreed to by you and Kite.

3.	Base Salary. You shall receive an annual base salary equal to Three Hundred Fifty Thousand Dollars ($350,000) minus all required deductions and withholdings, payable in accordance with Kite’s payroll practices.

4.	Performance Bonus. You shall be entitled to receive an annual cash bonus in an amount up to forty percent (40%) of your Base Salary in the event of exceptional performance and successful achievement of agreed upon performance goals and milestones.

5.	Options. Kite shall grant to you an incentive stock option to purchase Two Hundred Fifty Thousand (250,000) shares of the Kite’s common stock pursuant to Kite’s 2009 Stock Option Plan (the “Options”). The Options shall have an exercise price per share equal to the fair market value of Kite’s common stock, as determined by Kite’s Board of Directors. The Options shall be subject to the terms and conditions of the Plan and shall vest and become exercisable as follows:

(a)	25% of the Options shall vest upon the first anniversary date of your Start Date (as defined below); and thereafter

(b)	The remaining Options shall vest in 36 equal monthly installments as of each subsequent one-month anniversary of the Effective Date.

6.	Expenses.

(a)	Kite will reimburse you for all normal, usual and necessary expenses incurred in furtherance of the business and affairs of Kite upon timely receipt by Kite of appropriate vouchers or other proof of your expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by Kite.

(b)	Kite shall reimburse you in an amount up to $10,000 for covered/allowable expenses incurred in connection with your relocating to an area in closer proximity to Kite’s office location.

(c)	Should you require temporary housing prior to your relocation to an area in closer proximity to Kite’s offices, Kite shall reimburse you for the costs associated with up to two weeks of such temporary housing.

7.	Benefits. You shall be entitled to health, dental, disability and any other benefits made available to senior executives of Kite.

8.	Vacation. During each year of your employment you shall be entitled to three (3) weeks of vacation in addition to company recognized holidays. Notwithstanding the foregoing, you shall not be entitled to take more than two consecutive weeks of vacation.

9.	Non-Solicitation. During the term of your employment with Kite, and for a period of one year thereafter, you will not, directly or indirectly, without Kite’s prior written consent, solicit or induce any employee of Kite or any of its subsidiaries to leave the employ of Kite or such subsidiaries.

10.	Representations and Warranties. You hereby represent and warrant as follows:

(a)	Neither the execution and delivery of this letter nor the performance of your duties and other obligations hereunder violate or will violate any statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under any prior employment agreement, contract, or other instrument to which you are a party or by which you are bound (whether immediately, upon the giving of notice or lapse of time or both).

(b)	You have the full right, power and legal capacity to enter and deliver this agreement and to perform your duties and other obligations hereunder. This agreement constitutes the legal, valid and binding obligation of the parties enforceable against each in accordance with its terms. No approvals or consents of any persons or entities are required for you to execute and deliver this letter agreement or perform your duties and other obligations hereunder.

11.	Conditions to Employment. This offer of employment is contingent upon, and your employment shall be subject to:

(a)	execution of Kite’s form of Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of Kite’s proprietary information;

(b)	completion of a background examination to the reasonable satisfaction of Kite; and

(c)	satisfying the requirements of the Immigration Control and Reform Act, which may be accomplished by showing your proof of right to work in the U.S. within three days of commencing employment (e.g., an original drivers license and social security card, or a passport).

(d)	Notwithstanding the foregoing, this offer may be withdrawn by Kite at any time prior to its execution by Kite’s Chief Executive Officer.

12.	Termination. Your employment shall be at-will. Accordingly, you may terminate your employment with Kite at any time and for any reason whatsoever, simply by notifying Kite in writing. Similarly, Kite may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will relationship cannot be changed except in a writing signed by the Chief Executive Officer of Kite. The employment terms contained in this letter agreement supersede any other agreements and promises made to you by Kite, whether oral or written.

13.	Governing Law; Arbitration. The terms of this offer letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of California without regard to such State’s principles of conflict of laws. Any dispute arising out of, or relating to, this letter agreement shall be exclusively decided by binding arbitration conducted in Los Angeles, California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.

14.	Miscellaneous.

(a)	This agreement, and your rights and obligations hereunder, may not be assigned. Kite may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets provided the assignee entity which succeeds to Kite expressly assumes the Kite’s obligations hereunder and complies with the terms of this Agreement.

(b)	This agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(c)	The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(d)	This agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

If you wish to accept employment at Kite Pharma, Inc., under the terms described above, please sign and date this letter, and return it to me.

We look forward to your favorable reply and to a productive and enjoyable working relationship.

Very truly yours

By:	/s/ Aya Jakobovits
Name:	Aya Jakobovits, Ph.D.
Title:	President and Chief Executive Officer
Date:	5/8/13

Agreed and Accepted:

By:	/s/ K Nolop
Name:	Keith B. Nolop, M.D.
Date:	5/8/13

EXHIBIT A